Exhibit 10.1

SHARES PURCHASE AGREEMENT

This SHARES PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of February 4, 2016, by and among Cellular Biomedicine Group Inc., a Delaware corporation with its principal place of business at 19925 Stevens Creek Blvd., Suite 100, Cupertino, California 95014  U.S.A. (“the Company”), and Dangdai International Group Co., Limited, a Hong Kong limited liability company with CR# 2273242,  with its principal place of business at Suite 1501, Grand Millennium Plaza (Lower Block), 181 Queen's Road Central, Sheung Wan, Hong Kong, PRC SAR (“the Purchaser”).

RECITALS

WHEREAS, the Company wishes to issue and sell to the Purchaser, and the Purchaser wishes to subscribe for and purchase from the Company, shares of Common Stock of the Company, par value $0.001 per share (the “Common Stock”), upon the terms and subject to the conditions set forth herein, as part of the offering pursuant to certain Private Placement Memorandum dated January 29, 2016 (“Exhibit 1”).

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1. Certain Defined Terms.  As used in this Agreement, and unless the context requires a different meaning, the following terms shall have the following respective meanings, and all capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Subscription Agreement (as defined below):

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), review, inquiry, hearing, proceeding or investigation, an opposition, revocation, reexamination, interference or similar proceeding by any Person or by or before any Governmental Authority.

 “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any foreign, federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body in each case whether domestic or foreign.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, Action, Order or contract.

“Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

 “Person” shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

 “Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

 “Subscription Agreement” means the Subscription Agreement included as Appendix D to Exhibit 1.

“Third Party” shall mean any Person that is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

ARTICLE II
PURCHASE AND SALE OF SHARES

2.1. Purchase of Shares.  Upon the terms and subject to the conditions herein set forth,  the Company hereby agrees to sell and deliver to the Purchaser, and the Purchaser hereby agrees to purchase and acquire from the Company, up to 2,270,000 shares (“Shares”) of Common Stock at the purchase price  of $19.00 (Nineteen U.S. Dollars) per share (“Purchase Price”).

2.2. Initial Closing. The initial purchase and sale of 263,158 shares of Common Stock shall take place remotely via the exchange of documents and signatures, at 10:00 a.m. EST, on or about February 4, 2016, or at such other time and place as the Company and the Purchaser mutually agree upon in writing (which time and place are designated as the “Initial Closing”).

2.3. Subsequent Closings. Any time after the Initial Closing and prior to close of business on April 15, 2016 (“Final Closing Date”) U.S. Eastern Standard Time, the subsequent purchase and sale of up to 2,006,842 shares of Common Stock shall take place remotely via the exchange of documents and signatures, at such time(s) and place(s) as the Company and the Purchasers mutually agree upon in writing (which time and place are designated as the “Subsequent Closing”). The Subsequent Closing is when the purchase of sale of Shares with an aggregate Purchase Price of forty-three million one hundred and thirteen thousand dollars (US $43,130,000) shall be the “Final Closing Date”. The term “Closing” shall apply to each of the Initial Closing and Subsequent Closings.

ARTICLE III
CLOSING DELIVERABLES AND CLOSING CONDITIONS

3.1. Closing Deliveries by the Company.

3.2. At each Closing, the Company shall deliver or cause to be delivered to the Purchaser:

(a) duly issued certificate evidencing the number of Shares sold in exchange for the Purchase Price paid at the closing registered in the name of the Purchaser;

(b) At Initial Closing, executed counterparts of the Transaction Documents to which the Company is a party;

(c) a certificate of a duly authorized officer of the Company certifying as to the matters set forth in Section 3.5(a).

(d) at the Initial Closing Date, duly executed board resolutions (or shareholder resolutions, as the case may be) appointing a person designated by the Purchaser as a board observer of the Company and any other entity, which is owned or controlled, directly and indirectly, by the Company.

3.2 Closing Deliveries by the Purchaser.   At the Closing, the Purchaser shall deliver to the Company:

(e) the Purchase Price in an amount equal to the applicable Closing by wire transfer in immediately available funds in US dollars to the bank account designated by the Company;

(f) executed counterparts of the Subscription Agreement (including but not limited to the Statement of Investor Status in Appendix D to the Subscription Agreement); and

(g) a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 3.6(a).

3.3. Conditions to Obligations of the Company.

The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Purchaser shall be true and correct in all material respects as of each date when made and as of the Initial Closing Date or the Subsequent Closing Date, as the case may be, as though made at that time (except for representations and warranties that speak as of a specific date), and the Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Initial Closing Date or the Subsequent Closing Date, as the case may be.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by the Transaction Documents illegal or otherwise restraining or prohibiting the consummation of such transactions; and

(c) Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

3.4. Conditions to Obligations of the Purchaser.

 The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of Initial Closing Date or the Subsequent Closing Date, as the case may be, as though made at such time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Initial Closing Date or the Subsequent Closing Date, as the case may be.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by the Transaction Documents illegal or otherwise restraining or prohibiting the consummation of such transactions;

(c) No Material Adverse Change. There shall not have occurred prior to the Closing any event or transaction reasonably likely to have a Material Adverse Effect or above taken as a whole.

(d) Approval and Consent.   All approvals, permits and registration required to be given or issued by any Governmental Authority in China in relation to outbound investment, including remittance of foreign exchange, has been given or issued and be in full force and effect.

(e) Deliverable.  The Company has delivered the documents provided in Section 3.1, which are in full force and effect.

ARTICLE IV
[Intentionally omitted]

ARTICLE V
TERMINATION

5.1. Termination.

5.2.  This Agreement may be terminated at any time prior to the Closing:

(a) by the Company if the final Closing shall not have occurred by the Final Closing Date;

(b) by either the Purchaser or the Company in the event that any Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable;

(c) by the Company if the Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article III and VII, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Company to the Purchaser specifying such breach,

(d) by the Purchaser if the Company shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article III and VI, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Purchaser to the Company specifying such breach; or

(e) by the mutual written consent of the Company and the Purchaser.

5.2 Effect of Termination.  In the event of termination of this Agreement under this Section 5.2, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party hereto from liability for any willful breach of any provision of this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3 of the Subscription Agreement is hereby incorporated into this Agreement as if it was fully set forth herein for the purpose of the representations and warranties of the Company.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4 of the Subscription Agreement is hereby incorporated into this Agreement as if it was fully set forth herein for the purpose of the representations and warranties of the Purchaser.

ARTICLE VIII
LEGENDS, ETC.

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ARTICLE IX
OTHER AGREEMENTS

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ARTICLE X
INDEMNIFICATION

10.1. Intentionally left blank

10.2. Indemnification by the Company.  Except as otherwise limited by this ARTICLE X, the Company  shall indemnify, defend and hold harmless each of the Purchaser, and their respective Affiliates, any assignee or successor thereof, and each officer, director, manager, employee, agent and Representative of each of the foregoing (collectively, the “the Purchaser Indemnified Parties”) from and against, and pay or reimburse the Purchaser Indemnified Parties for, any and all losses, Actions, Orders, Liabilities, damages, diminution in value, taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) suffered or incurred by, or imposed upon, any the Purchaser Indemnified Party arising in whole or in part out of or resulting directly or indirectly from:

(a) any breach of any representation, covenant, obligation or warranty of the Company in this Agreement;

(b) any and all Transfer Taxes as defined in Section 11.1; and

(c) enforcing the Purchaser Indemnified Parties’ indemnification rights provided for hereunder.

10.3. Indemnification by the Purchaser.  Except as otherwise limited by this ARTICLE X, the Purchaser shall indemnify, defend and hold harmless the Company, and their respective Affiliates and each officer, manager, employee, agent and Representative of each of the foregoing (collectively, the “the Company  Indemnified Parties”) from and against, and pay or reimburse the Company  Indemnified Parties for, any and all Losses, suffered or incurred by, or imposed upon, any the Company  Indemnified Party arising in whole or in part out of or resulting directly or indirectly from:

(a) any breach of any representation, covenant, obligation or warranty of the Purchaser in this Agreement;

(b) enforcing the Company Indemnified Parties’ indemnification rights provided for hereunder.

10.4. Indemnification Procedures.

(a) For the purposes of this Agreement, (i) the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 10.2 or 10.3, as the case may be, and (ii) the term “Indemnitor” shall refer to the Person or Persons having the obligation to indemnify pursuant to such provisions.

(b) In the case of any claim for indemnification under this Agreement arising from a claim of a Third Party (including any Governmental Authority), an Indemnitee must give prompt written notice and, subject to the following sentence, in no case later than thirty (30) days after the Indemnitee’s receipt of notice of such claim, to the Purchaser or the Company of any claim of which such Indemnitee has knowledge and as to which it may request indemnification hereunder.  The failure to give such notice will not, however, relieve an Indemnitor of its indemnification obligations except to the extent that the Indemnitor is actually harmed thereby.  The Indemnitor will have the right to defend and to direct the defense against any such claim in its name and at its expense, and with counsel selected by the Indemnitor unless (i) the Indemnitor fails to acknowledge fully its obligations to the Indemnitee within fifteen (15) days after receiving notice of such Third Party claim or contests, in whole or in part, its indemnification obligations therefor, (ii) if the Indemnitor is the Purchaser, the applicable Third Party claimant is a Governmental Authority or a then-current customer of the Purchaser, or any of its respective Affiliates, (iii) if the Indemnitor is the Purchaser, an adverse judgment with respect to the claim will establish a precedent materially adverse to the continuing business interests of the Purchaser or any of their respective Affiliates, (iv) there is a conflict of interest between the Indemnitee and the Indemnitor in the conduct of such defense, (v) the applicable Third Party alleges claims of fraud, willful misconduct or intentional misrepresentation, or (vi) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee.  If the Indemnitor elects, and is entitled, to compromise or defend such claim, it will within fifteen (15) days (or sooner, if the nature of the claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee will, at the request and expense of the Indemnitor, cooperate in the defense of such claim.  If the Indemnitor elects not to, or is not entitled under this Section 10.4(b) to, compromise or defend such claim, fails to notify the Indemnitee of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such claim.  Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such claim which has been or will be settled by the Indemnitee without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss.  The Indemnitor’s right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a Third Party; provided that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee (other than the delivery of a release for such claim and customary confidentiality obligations), except with the prior written consent of the Indemnitee (such consent to be withheld, conditioned or delayed only for a good faith reason).  Notwithstanding the Indemnitor’s right to compromise or settle in accordance with the immediately preceding sentence, the Indemnitor may not settle or compromise any claim over the objection of the Indemnitee; provided, however, that consent by the Indemnitee to settlement or compromise will not be unreasonably withheld, delayed or conditioned.  The Indemnitee will have the right to participate in the defense of any claim with counsel selected by it subject to the Indemnitor’s right to direct the defense.  The fees and disbursements of such counsel will be at the expense of the Indemnitee; provided, however, that, in the case of any claim which seeks injunctive or other equitable relief against the Indemnitee, the fees and disbursements of such counsel will be at the expense of the Indemnitor.

(c) Any indemnification claim that does not arise from a Third Party claim must be asserted by a written notice to the Purchaser or the Company.  The recipient of such notice will have a period of thirty (30) days after receipt of such notice within which to respond thereto.  If the recipient does not respond within such thirty (30) days, the recipient will be deemed to have accepted responsibility for the Losses set forth in such notice and will have no further right to contest the validity of such notice.  If the recipient responds within such thirty (30) days after the receipt of the notice and rejects such claim in whole or in part, the party delivering will be free to pursue such remedies as may be available to it under this Agreement, any other Exhibit 1 agreement or applicable Law.

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10.6. General Indemnification Provisions.

(a) The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds or other cash receipts paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses, net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment.

(b) No investigation by the Purchaser or Knowledge of the Purchaser of a breach of a representation or warranty of the Company shall affect the representations and warranties of the Company or the recourse available to the Purchaser under any provision of this Agreement (including ARTICLE X) with respect thereto.

(c)  Notwithstanding anything in this Agreement to the contrary, for purposes of application of the indemnification provisions of this ARTICLE X, the amount of any Loss arising from the breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement shall be the entire amount of any Loss actually incurred by the respective Indemnitee as a result of such breach and not just that portion of the Loss that exceeds the relevant level of materiality, if any.

(d) Except to the extent otherwise provided in Section 10.7 below, any indemnification obligation of an Indemnitor under this ARTICLE X will be paid in cash within three (3) Business Days after the determination of such obligation in accordance with Section 10.4.

ARTICLE XI

TAX MATTERS

11.1. Transfer Taxes.  All Taxes imposed in connection with the issuance of the Shares to the Purchaser (the “Transfer Taxes”), whether such Taxes are assessed initially against the Purchaser or any Affiliate of the Purchaser or the Company or any Affiliate thereof, shall be borne and paid by the Purchaser.

ARTICLE XII

GENERAL PROVISIONS

12.1. Conflict Between Agreements. In the event of any inconsistency, conflict or ambiguity as to the rights and obligations of the parties under this Agreement and any Exhibit 1 agreement, the terms of this Agreement shall control and supersede any such inconsistency, conflict or ambiguity.  For the avoidance of doubts, the Subscription Agreement shall supplement applicable terms herein and shall not alter or otherwise reverse any provisions of this Agreement.

12.2. Sections of 8(a) to 8(c) of the Subscription Agreement are hereby incorporated into this Agreement as if they were fully set forth.

12.3. Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  A photocopy, faxed, scanned and/or emailed copy of this Agreement or Transactional Documents or any signature page to this Agreement or any Transactional Documents, shall have the same validity and enforceability as an originally signed copy.

12.4. Entire Agreement.  This Agreement (including the exhibits and schedules hereto, which are hereby incorporated herein by reference and deemed part of this Agreement), together with Transactional Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

the Company:

CELLULAR BIOMEDICINE GROUP, INC.

By:	/s/ Tony (Bizuo) Liu
Name: Tony (Bizuo) Liu
Title: CFO

the Purchaser:

DANGDAI INTERNATIONAL GROUP CO., LIMITED

By:	/s/ Feng Lin
Name: Feng Lin
Title: Director